UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

S&T BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	0-12508	25-1434426
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

800 Philadelphia Street

Indiana, Pennsylvania

(Address of principal executive offices)

15701

(Zip Code)

(800) 325-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on October 29, 2014, S&T Bancorp, Inc. (“S&T”) and Integrity Bancshares, Inc. (“Integrity”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Integrity will be merged with and into S&T (the “Merger”). The Merger Agreement provides that following the closing of the Merger, James Gibson, Chairman, President and CEO of Integrity, as well as another board member of Integrity, to be determined, will be invited to serve on S&T’s board of directors (the “Board”).

At its meeting on January 26, 2015, the Board determined that, in addition to Mr. Gibson, two Integrity directors, Jerry Hostetter and Steven Weingarten, would be invited to serve on the Board. Messrs. Gibson, Hostetter and Weingarten would join the Board effective upon the closing of the Merger. The closing of the Merger is subject to the satisfaction or waiver of certain conditions, including the adoption of the Merger Agreement by Integrity shareholders holding two thirds of the outstanding Integrity common stock. S&T anticipates that the Merger will close in the first quarter of 2015, but there can be no guarantee that the conditions to closing will be satisfied or that the Merger will be consummated.

Mr. Hostetter, age 53, has been a partner at Prestige Investment Group since its founding in 2012. Prior to that, Mr. Hostetter was the Vice President of Fund Development and Legislative Affairs of Ephrata Community Hospital from 2008 through 2011. Mr. Hostetter has served on the board of Integrity since 2011.

Mr. Weingarten, age 56, has been an attorney at McNees Wallace & Nurick LLC since 1989, and a Member since 1993. Mr. Weingarten has served on the board of Integrity since 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&T BANCORP, INC.

/s/ Mark Kochvar
Name:	Mark Kochvar
Title:	Senior Executive Vice President, Chief Financial Officer

Date: January 30, 2015